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               Lock-in Agreement for Shares of the Common Shares
                        of Dynacraft Golf Products, Inc.

     By this Lock-in Agreement, all officers, directors and post-offering 5% shareholders (the "Shareholders") of Dynacraft Golf Products, Inc. (the "Company") agree not to sell or otherwise transfer any shares of the Company's common stock which are held or come to be held by them (the "Shares") for one year after the effectiveness of the pending registration statement with the United States Securities and Exchange Commission (the "Lock-in Period".)

     1. This Lock-in Agreement shall cover all Shares, whether held beneficially or of record, which presently are held or shall come to be held during the Lock-in Period by virtue of the exercise of any options, warrants or other rights (including a right of conversion), by the Shareholders, except any Shares to be purchased in the offering being registered.

     2.   The Shareholders will cause:

     A. A copy of this Lock-in Agreement to be available from the Company or its transfer agent upon request and without charge.

     B. A notice to be placed on the face of each stock certificate covered by the terms of this Lock-in Agreement stating that the transfer of the Shares evidenced by the certificate is restricted in accordance with the conditions set forth on the reverse side of the certificate.

     C. A typed legend to be placed on the reverse side of each stock certificate representing stock covered by the Lock-in Agreement which states that the sale or transfer of the shares evidenced by the certificate is subject to certain restrictions until the date upon which the Lock-in Period ends, pursuant to an agreement between the Shareholders and the Company, which agreement is on file with the Company and the stock transfer agent from which a copy is available upon request and without charge.

     3. A manually signed copy of this Lock-in Agreement will be filed as part of the registration documents.


Dynacraft Golf Products, Inc. by ___________________________, July ____, 1997
                                 Duane R. Egeland,
                                 its Chief Financial Officer

Shareholders:

_________________________, July __, 1997  _______________________, July __, 1997
Joseph A. Altomonte, Sr.                  Joseph A. Altomonte, Jr.

Dynacraft Employee Stock Ownership Plan by ______________________, July __, 1997
                                           its __________________

___________________ August __, 1997        ____________________, August __, 1997
Jeff Jackson                               Jack Kehl

___________________ August __, 1997        ____________________, August __, 1997
Duane R. Egeland                           Chris Treacy


                                           Exhibit 9